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The following is a transcript of the earnings conference call and subsequent question and answer session conducted on December 7, 2006 by Veritas DGC, Inc. relating to the proposed merger transaction between Veritas DGC Inc. and Compagnie Générale de Géophysique:

VERITAS DGC, INC.

December 7, 2006

8:00 a.m. CDT

Host: Thierry Pilenko

Coordinator                                                                                Good morning.  My name is Angela and I will be your conference operator today.  At this time, I would like to welcome everyone to the Veritas DGC Inc. Fiscal Year 2007 First Quarter Earnings conference call.  All lines have been placed on mute to prevent any background noise.  After the speakers’ remarks, there will be a question and answer session.

Now, I would like to turn the conference over to Mr. Thierry Pilenko, Chairman and CEO.  Please go ahead, sir.

T. Pilenko                                                                                           Good morning.  Thank you for joining us.  I’d like to welcome you to the Veritas Fiscal Year 2007 First Quarter conference call.  I’m Thierry Pilenko, Chairman and CEO, and on the call we have Tim Wells, President & COO; Mark Baldwin, Executive Vice President & CFO; and Mindy Ingle, Investor Relations.

The purpose of this call will be to provide you a brief financial summary of the first quarter and then an operations review for each of our major service groups.  In addition, I will spend a few minutes going over the status of our merger with CGG.  After that, we will open up the call and do our best to answer your questions.

I would like for Mindy to review our notice relating to forward-looking statements.  Mindy.

M. Ingle                                                                                                   The company cautions that segments in this conference call may constitute forward-looking statements within the meanings of the Private Securities Litigation Reform Act of 1995.  These include statements as to expectations, beliefs and future financial performance such as statements regarding business prospects.  All of these are subject on current information and expectations that are subject to a number of risks, uncertainties and assumptions.  These risks and uncertainties are more fully described in the Company’s reports filed with the Securities and Exchange Commission.  Should one or more of these risks or uncertainties materialize, or should the assumptions prove incorrect, actual results may vary in material respect from those currently anticipated.

Investor Notice:  In connection with the proposed transaction between CGG and Veritas, CGG has filed a registration statement on Form F-4, which includes a definitive Proxy Statement/Prospectus, dated November 30, 2006, relating to the CGG ordinary shares underlying the CGG American Depository Shares to be issued in the proposed transaction.  CGG and Veritas have also filed, and intend to continue to file, additional relevant materials with the Securities and Exchange Commission, including the filing by CGG with the SEC of a Registration Statement on Form F-6, which will include a preliminary prospectus and related materials to register the CGG ADSs, as well as the CGG ordinary shares underlying such CGG ADSs to be issued in exchange for shares of Veritas common stock. The Registration Statements and the Proxy Statement/Prospectus contain and will contain important information about Veritas, CGG, the proposed transaction and related matters.

Investors and security holders are urged to read the Registration Statements and the Proxy Statement/Prospectus carefully, and any other relevant documents filed with the SEC, including all amendments, because they contain important information. Investors and security holders may be able to obtain free copies of the documents filed with the SEC by CGG and Veritas through the Web site maintained by the SEC at www.sec.gov. In addition, investors and security holders may be able to obtain free copies of materials filed with the SEC by CGG and Veritas by contacting Investor Relations at +1 832 351 8821 and from CGG by contacting Investor Relations at invrel@cgg.com or by telephone at +33 1 64 47 38 31.

Veritas and its directors and executive officers also may be deemed to be participants in the solicitation of proxies from the stockholders of Veritas in connection with the transaction described herein.  Information regarding the special interests of these directors and executive officers in the transaction described herein is included in the Proxy Statement/Prospectus described above.  Additional information regarding these directors and executive officers is also included in Veritas’s Form 10-K/A, which was filed with the SEC on or about November 28, 2006.  This document is available free of charge at the SEC’s Web site at www.sec.gov and from Veritas by contacting Investor Relations at +1 832 351 8821.

CGG and its directors and executive officers may be deemed to be participants in the solicitation of proxies from the stockholders of Veritas in connection with the transaction described herein.  Information regarding the special interests of these directors and executive officers in the transaction described herein will be included in the Proxy Statement/Prospectus described above.  Additional information regarding these directors and executive officers is also included in CGG’s Form 20-

F filed with the SEC on May 9, 2006.  This document is available free of charge at the SEC’s Web site at www.sec.gov and from CGG by contacting Investor Relations at +33 1 64 47 38 31.

Now I will return the call to Mark for the financial review.

M. Baldwin                                                                                   Thank you Mindy and good morning, everyone.

I am sure everyone has seen our press release from yesterday. In addition, we filed our Form 10-Q with the SEC last night.

First, some highlights from our first quarter of fiscal 2007.  We had an excellent quarter and we are off to a good start to our new fiscal year. Revenues were a first quarter record $231 million, up 37% from Q1 2006.  All geographic regions had increased revenue compared to last years 1st quarter.  Q1 2007 Diluted EPS was $0.68 per share, up from $0.32 in Q1 2006.

Operating income of $38 million is up $20 million, or 107%, from Q1 2006 and this includes expenses of about $14 million in exceptional items that I will discuss in further detail a little later. Operating margins improved from last years 11% to 16% this year. Without the $14 million of exceptional items, our operating margin would have been 23% in Q1 — 2007.

And finally our backlog is at a record level of $550 million.  This is up from $456 million at July 31, 2006. Tim will elaborate later on our backlog.

Turning to our income statement, revenue grew by 37% and operating income improved to $38 million from $18 million due to improved revenue and margins in both our multi-client and contract businesses. Interest income of $5 million is higher than prior year’s first quarter due to higher interest rates and a higher average cash balance during the quarter. Also note that in the first quarter of last year, the Company recognized a pre-tax insurance gain of $2 million related to an insurance settlement for the equipment loss on the Veritas Viking experienced in fiscal year 2005.

Our tax rate for the quarter was 32%, which is lower than the U.S. statutory rate of 35%.  This is because of a $5 million tax refund from a foreign jurisdiction that was settled during the first quarter.

As I discussed earlier, there were three exceptional expense items that occurred in the first quarter that I wanted to point out. The impact of these three items in the quarter was to reduce our operating income by $14.4 million.  First, we incurred $10.3 million of merger and related costs.

During the quarter we terminated discussions with a third party relating to the possible sale of our land seismic acquisition business.  The $10.3 million includes fees in connection with the termination of those discussions and professional fees related to the pending merger with CGG.

The second exceptional item is $2.7 million of additional depreciation expense related to our land acquisition assets.  As reported in 4Q — 06, our operating income did not include about $2.7 million of depreciation because these assets were considered held for sale at July 31, 2006. Due to our pending merger with CGG, we must now record the “catch-up” in depreciation expense in the first quarter of this fiscal year.

The final item is $1.4 million of general and administrative costs which are professional fees related to obtaining the tax refund I mentioned earlier. Without these three items, our operating income for Q1 — 07 would have been $52 million.

Turning to our revenue mix for the first quarter, our land multi-client revenue was up $18 million or 68% from last year largely due to late sales and current work in the Canadian Rockies. Our marine multi-client revenue increased $16 million or 33%.  Marine survey sales continued to remain strong globally with particularly good results coming from the Gulf of Mexico and the North Sea.  In addition, we had significant multi-client sales from Kazakhstan, a new and promising area for Veritas.

Land contract revenue was up slightly at $49 million compared to a year ago.  These results reflected continued strong performance considering the prior year had a significant project in South America

Marine contract was up $27 million or 58% from a year ago due to significant acquisition and imaging work.

As you are aware, our multi-client and land acquisition businesses are seasonal in nature with our fiscal second and third quarters typically being the best quarters in the year.

In reviewing our revenue trends over the past several years, both our contract and multi-client businesses performed extremely well during the quarter. This led to a record first quarter for revenue.  Looking a little closer at our multi-client revenues, you can see revenue from completed surveys were $56 million, which is outstanding for a first quarter.  Revenue from surveys in progress was $52 million as a result of continued healthy pre-funding levels across multiple geographic locations.

We have a very strong balance sheet with cash of $354 million and debt of $155 million.

We continue to have strong operating cash flow. As mentioned previously, parts of our business are seasonal in nature, and this results in working capital being a use of cash in our first quarter.

Multi-client spending of $81 million is significantly higher than the spending in the prior year.  This reflects our continued commitment to investing in our quality library.

Capital expenditures are also higher than in the prior year primarily due to the outfitting of various vessels in our fleet and the addition of 3,500 DSU channels for our land acquisition business.

Overall, we had strong operating cash flow of $43 million.  This was offset by capital expenditures and multi-client investments resulting in a net decrease of cash of $48 million

Looking forward, healthy market conditions combined with our current visibility generate a robust outlook for fiscal year 2007.  Within the current market environment, we expect top line growth to exceed 20% year-over-year and operating margins before any one-time deals costs to continue to improve in line with the trends seen in fiscal year 2006.

As we mentioned in our last quarter conference call, we expect a substantial increase in our fiscal year 2007 spending on multi-client surveys and capital spending. We currently expect our cash multi client spending to be approximately $270 million to $300 million. We have been the biggest investor in multi client the last three years and believe our commitment to multi client will continue to provide strong growth and excellent returns on capital.

We expect capital expenditures to be approximately $230 million to $250 million. The bulk of this increase in capital expenditures will be to upgrade and expand our marine fleet. I will point out that these multi-client and capital spending ranges will be refined once we are legally able to put together a combined plan with CGG.

Finally, we expect our effective tax rate for 2007 to be in the range of 33% to 34%.

Now I would like to turn the call over to Tim for his operational review.

T. Wells                                                                                                   Thank you, Mark.  Good morning, everyone.

The global land acquisition market continues to be strong as evidenced by our strong backlog at the end of the quarter, which was $160 million up from $126 million at the end of July. During the first quarter of fiscal 2007, we operated an average of 15 land crews. In comparison during the same period last year, we were operating an average of 11 crews. In North America, we had an average of 11 crews with 5 in Canada and 6 in the U.S. In addition, we had one crew in Libya, one in Oman, one in Kazakhstan and one in Russia.

In Kazakhstan in January of this year we signed a five-year exclusive agreement to acquire multi — client data with the government of Kazakhstan.  We began acquisition in August of this year. Our plan was to acquire 660 kilometers of 2D data; however, good weather and excellent production from the crew resulted in us acquiring over 1,030 kilometers. We currently have commitments from multiple companies and will acquire an additional 3,000 kilometers of 2D data and approximately 10,000 kilometers of 2D marine streamer data next year.

The market for contract marine acquisition also continues to be strong as evidenced by our backlog, which stands at $197 million, up from $166 million at the end of July.  During the quarter, our vessels spent approximately 66% of their time on contract work, whereas in the same quarter last year they spent approximately 50% of their time on contract work. We also have negotiated a 12-month term contract for one of our vessels in the Asia Pacific region, which is further evidence of the continued strong demand for high quality marine vessels.

At the end of the quarter, we were acquiring one data library project in the North Sea and the remainder of our vessels were performing contract work in the Gulf of Mexico, Africa and South China Sea. The vessel in the Gulf of Mexico is on a term contract to perform a number of 4D and wide azimuth surveys for a major oil company. This contract will most likely continue through the end of our fiscal year.

In our Asia Pacific region, the Voyager successfully completed its sea trials and safety inspections and began acquiring data in the Philippines in early August, 2006.  We plan to upgrade the vessel to a multi streamer vessel this month with the latest solid streamer technology and then the vessel will be on a one-year term contract in the region.

We have also successfully negotiated a long-term agreement with Eidesvik for a more capable vessel to replace the Seisquest when it comes off charter in mid May, 2007.  The replacement vessel is a Viking class vessel that will be able to tow 10 to 12 streamers and is expected to begin acquisition in early July, 2007.

In complex imaging, we have continued strong demand and have a backlog of $67 million. We currently, in addition to all of our contract work, have two data library projects in the Gulf of Mexico where we are utilizing new imaging technology called Controlled Beam Migration. These 2 projects total over 400 Gulf of Mexico blocks and are using this new technology to add value to our existing data library. The combined data library and Imaging backlog is now $193 million.

We now have seen our backlog increase significantly during fiscal 2006 and that trend is continuing.  Backlog for the company at the end of October was $550 million compared to $456 million at the end of fiscal 06 and $460 million at the end of the first quarter of last year.  We expect to utilize a majority of the 2007 backlog in fiscal 2007; however, we expect to see our backlog remain strong.

I’ll now turn the call over to Thierry for the summary and comments on the CGG merger.

T. Pilenko                                                                                           Thank you, Tim.  To summarize, I would like to cover three topics: our quarterly results, the market conditions and the status of our merger with CGG.

Obviously, we had an outstanding quarter both from a revenue growth and operating profit standpoint. Let me highlight a few points. We continued to see improvements in contract pricing and margins in Marine acquisition and Imaging in particular. The demand for high quality data library was very strong, particularly in a quarter that is traditionally fairly slow. We see these trends continuing going forward.

Our customers’ decisions to buy existing data libraries or to pre-fund new projects is based on long-term trend to secure exploration acreage. When we look at the performance of our land data libraries in North America and in Canada in particular, it is obvious that our decision to accelerate investment a couple of years ago is translating into further growth and better returns now and into the future. We have had a very focused strategy, basin by basin in prolific areas, but it is also important to prepare the future in new areas and our first half season in the Kazakh sector of the Caspian sea is a good illustration of this.

Now, going to the fundamentals of our business and the market conditions, the temporary weakness in the price of natural gas this summer may have had a short-term impact on land and shallow water drilling, but did not affect the seismic business as illustrated by the large sales of data libraries in North America. We expect that the demand will continue to be extremely robust both in acquisition and imaging, an area where Veritas continues to be the leader.

Our customers are finalizing their 2007 E&P budgets and we already have evidence that exploration spending, and seismic in particular, will continue to increase.  The tight capacity will allow us to continue to increase prices and, therefore, we expect continued margin improvement, particularly in Marine and Imaging.

Finally, a quick update on the merger with CGG. Overall, the merger process is on track. The proxy statement has been filed and should be mailed to our shareholders this week. The Veritas special meeting of stockholders has been scheduled for January 9th at 10:00 a.m. at our Houston office. Therefore, we expect closing to occur early January 2007.

Both companies have been working diligently on the planning of the integration within the legal framework of the transaction and we will be ready to roll-out the new organization and key processes immediately after closing. There is tremendous excitement from both sides about the opportunity to build the industry leader, and our employees and management are very eager to move forward.

That concludes our review and we are now happy to take your questions.

Coordinator                                                                                Our first question comes from William Katchek of Kepler.

W. Katchek                                                                                 Good morning, sir.  I have one particular question.  One of the revealing things for me, because I’m basically governing …, the importance of …for Veritas.  Could you give some color on that, because we were just in the beginning, so in particular I would like to know, you have a five-year exclusive contract, so who’s your counter party?

And secondly, …probably has 60 billion barrels of oil, of which according to …still four billion has to be discovered.  How difficult is it from a geological standpoint?  I’m trying to just gauge, my guess is that the seismic needs are very big, indeed.  So I’m just wondering how big it can be of your multi-client business in two to three years time?

T. Pilenko                                                                                           First of all, we have an agreement in Kazakhstan, and which is an exclusive agreement …clients data library in the Kazakh sector of the Caspian Sea, so that includes both very shallow water and she’s almost very close to land operation, and offshore.  This contract will allow us to shoot, first of all, 2D data and I think Tim just mentioned that we have a fairly extensive program for next year of about 3,000 kilometers.  This year we actually had only half a season because we stopped late in the summer, but starting next year, we’ll have a full season, both, I would say, in the transition zone, as well as offshore where we maybe should see as much as 10,000 kilometers.  But we most certainly will start with 2D for exploration.  As you pointed out, there are significant reserves in Kazakhstan.  So the way to approach those new areas for some of our customers is to accept 2D data first.  But we do expect that there will be some infiltrating after the 2D programs have been done.

Now in terms of significance, of course, it will depend on how efficient we’re going to be in the coming years, but we are very encouraged by what we have been able to do in the first year, because we almost did 70% more than what we expected.  In an area like Kazakhstan, we see a lot of interest from ….and those contracts are always very highly prefunded.

W.  Katchek                                                                              Excuse me, what did you say at the end?  Highly?

T. Pilenko                                                                                           Highly prefunded.  The prefunded from customers is very significant.  We are …

W. Katchek                                                                                 My last question, say, from the 106 multi clients revenues in your first quarter, how much as been Kazakhstan?  Probably not that much yet?

T. Pilenko                                                                                           In ‘06?

W. Katchek                                                                                 No, in the first quarter you just released.  You indicated you delivered more than $100 million in multi client revenues.  I was just wondering how much percentage-wise Kazakhstan was.

T. Pilenko                                                                                           It’s about 10% of the total amount.  So insignificant, but really, I mean, our additional RAL’s are really performing very well.

W. Katchek                                                                                 Great.  Thank you very much.

Coordinator                                                                                Your next question comes from Wolfe Tevit from Enscilda.

W. Tevit                                                                                                 Good morning.  A couple of questions.  Let’s start with your …mixed fleet.  How much of your capacity have now been sold out for calendar year 2007, if you are looking at the contract size mix and also prefunded multi-client survey?  How much available capacity do you have?

T. Wells                                                                                                   Really, through 2007, we have virtually all of the fleet sold.  We have a few holes, but if you put a percentage on it, I would probably say 80%, something like that.

W. Tevit                                                                                                 If you go to the multi-client business, we are not seeing that the Central Gulf of Mexico has been delayed most likely with six months or maybe even more, in Brazil 80% of this round was cancelled, most likely not any more round before next year.  Will these two effects have some short-term negative effects for your delay of sales that will come back later on?

T. Wells                                                                                                   In the Gulf of Mexico, the delay we don’t think will have any impact on us from the discussions that we’ve had.  In fact, in some areas, it may actually be of benefit where people have a bit more time to look at some of the data that we are now planning in the next few months to acquire.

But we really don’t see any impact from that.  Brazil, of course, it’s never good news when they cancel a round, but there won’t be any negative impact for us as a company.

W. Tevit                                                                                                 If I just could add one more question, because we are seeing a lot of fleet capacity being added to the seismic industry and some people are talking about 70%, 80%, 90% new supply to enter the market in the next three years.  Personally, I’m not worried about this due to, of course, multi-clients are absorbing more because it’s wide estimates, we have four dimensional seismic and we go to tremendous demand growth.  But if you are looking on what players are adding capacity to the market, it’s new players, a lot of Norwegian players adding capacity to the market.  What are you thinking about growing your fleet now after you’re merging with CGG, either building new assets with …other players on term charter or what’s the potential for also acquisition to rapidly grow and capture market share?

T. Pilenko                                                                                           First of all, it’s difficult for us to tell you what the CGG Veritas strategy is going to be, because we haven’t discussed strategy with CGG.  However, I think with a fleet of 20 vessels, …treaty, I think we certainly have the capacity to execute the plans that both companies have and certainly be more efficient as a combined company.  So, I think we’ll be able to talk about potential additions or improvements of our fleet, once the merger has been declared and we’ll be able to tell you what are the plans going forward.

As far as, you know, additional capacity is concerned, we see that the demand continues to be very strong.  We just signed a contract in APAC with a very large customer and for term contracts, one year term contract for one of our vessels.  And this is a sign that our customers start to be really worried about capacity.  If you add to that that a significant amount of vessels are going to be tied up by wide avenues or multi avenues acquisition, I think I don’t see a problem with the capacity coming in for the next year, definitely not.

And it’s one thing to add a few vessels and declare yourself a seismic company.  It’s a different story when it comes to actually understanding all the elements of what it takes to run a seismic company, including acquisition design and particularly, imaging.  I think these are the elements that the more sophisticated customers are going to be looking for, for the ability to do an intelligent design for these …surveys, as well as the ability to image from these data.  So I’m not too worried about this initial capacity.

W. Tevit                                                                                                 Thank you very much.  Good luck with the future and the new combined company.

Coordinator                                                                                Your next question comes from Bari Ramakrishman of Simmons.

B. Ramakrishman                                                     Mark, what were those numbers split between sales from your existing library and prefunded sales?

M. Baldwin                                                                                   I think it was 52 and 56 with, let me get that for you.

B. Ramakrishman                                                     I know you said it.  I just missed it.

M. Baldwin                                                                                   Yes, 52 was prefunding and 56 was late sales.

B. Ramakrishman                                                     Great.  Of the late sales, roughly speaking, how many came from fully depreciated library sets?

M. Baldwin                                                                                   I don’t have that at my fingertips right now.

B. Ramakrishman                                                     Is it a significant number?

M. Baldwin                                                                                   I think you can tell by our amortization that our margins did go up, but I just don’t have the, we don’t track it internally what percentage of our revenue came from fully amortized sales.  But you can look at the amortization year-over-year and see that our margins were up year-over-year.

B. Ramakrishman                                                     That’s all I had.  Good quarter.

Coordinator                                                                                Your next question comes from Jeffrey Stern of …

J. Stern                                                                                                         Good morning.  I have one question on prices officially in Marine contracts.  Given the fact that now you offer certain visibility to your backlog with 80% of your fleet secured, can you comment on the price increase you received for this year compared to 2006?

T. Wells                                                                                                   Well, I can’t give you an exact percentage, but we have seen, as I said before, much more interest in term contracts, and that’s people taking vessels for a long period of time.  So we have currently two term contracts from clients.  The increase in price really is reflected in increased margin that we see, so we see prices continuing to go up.

When I said 80% of the fleet, we actually, if you combine all the data libraries together, we probably have more than 80%.  But I, again, can’t give you an exact figure since we don’t actually track it that way.

Coordinator                                                                                Your next question is from William Katchek of Kepler.

W. Katchek                                                                                 One more question, because it doesn’t seem to be too many questions.  I was just wondering on Veritas, like how are you positioned in the Middle East?  You mentioned Kazakhstan, Canada, the North Sea, but because also in the Middle East, like the Saudis, they are starting to drill like mad for gas.  Is there still any seismic needs in the Middle East, because also the Saudis they tried to ramp up some very difficult big oil fields.  I was just wondering how Veritas are going to be positioned like that the next five years?

(Background voices)

T. Pilenko                                                                                           That’s a good question.  There is a lot of seismic activity in the Middle East, particularly on land.  But as far as Veritas is concerned, we have a long-term presence in Oman and we have established this year, the beginning of the year, beginning of this calendar year 2006, we have established a long-term presence with long-term contracts …  But we currently have two teams, two crews in the Middle East and North Africa.

Traditionally, the Middle East was not a very important area for Veritas, because we rather worked in places like North America or Latin America for our land business.  But obviously, as a combined company with CGG, which has a very large presence in the Middle East, I think we’ll have a more dedicated strategy over there in the Middle East.  But it’s too early to talk about it.

Coordinator                                                                                Your next question comes from Adrienne Dahls of Heartwell.

A. Dahls                                                                                                 Congratulations on a great set of numbers.  Can you talk a little bit about the strength you saw in the continental land business in the U.S., particularly Canada as well as the Rockies and what you see in ‘07?

T. Pilenko                                                                                           Well, a couple of things.  First of all, in the summer I was on the road for about two months talking to a lot of analysts and investors, and there was a typical question that people were asking is that, oh, the price of gas is going down, is going to affect all businesses, etc.  I said, and I repeated, that we didn’t see any impact on seismic.  Yes, there was an impact on drilling, particularly shallow water drilling, and land drilling.

I should take Canada, for example, because you referred to Canada, drilling in the Plains for gas in Canada stopped in certain areas.  Our projects were delayed because the rig rights were such that the customers couldn’t justify drilling those prospects.  However, as far as seismic is concerned, we see a very, very strong market in North America in general.  And this strong market is particularly, it’s across the board.  But places like the Rockies, so all the Rockies in the U.S. and the Foothills in Canada are long-term prospects and we have seen the super majors moving back to these places.  And those trends, when a super major decides to create a business unit to tackle the opportunities in the Rockies, those trends are not short-term trends.  This is why we continue to see interest in buying data libraries in those places where we have data, such as the Foothills in Canada or just contract work in places like Wyoming, Colorado and so forth.  So the market is very strong and it is still gas driven, but those trends are long-term trends and those decisions are long-term decisions.

A. Dahls                                                                                                 One of your North American competitors, Citel, is up for sale.  Did you look at that business?  And if so, what conclusions did you draw?

T. Pilenko                                                                                           I would not comment on that.  Obviously, they are a pure play in seismic data libraries on land, and our strategy was always to look at ways to increase the value at Veritas by acquiring more data library or acquiring more companies that are in data library.  We believe that at this point in time, given the valuations, organic growth was the best solution for us.

A. Dahls                                                                                                 Congratulations on a great quarter.

Coordinator                                                                                We have reached the end of the allotted time for questions and answers.  Mr. Pilenko, are there any closing remarks?

T. Pilenko                                                                                           Thank you.  If the merger transaction goes as planned, this is probably Veritas’ last quarterly conference call as a standalone company.  So I wanted to take this opportunity to thank our customers and shareholders for their confidence, and more importantly, all our employees who have created extraordinary value.  Again, thank you very much.

Coordinator                                                                                Ladies and gentlemen, this concludes today’s conference call.  You may now disconnect.